Item 77CO-Matters Submitted to a Vote of Security Holders


An Annual Meeting of Stockholders was held on March 13, 2014.
At such meeting the stockholders elected the following Class II
Directors:

Approval of Directors

Class II            Affirmative Votes Cast         Shares
                                               Against/Withheld

Kevin J. Bannon         37,332,282.000         799,966.000
Keith J. Hartstein      37,343,744.000         788,504.000
Robin B. Smith          37,302,898.000         829,350.000
Stephen G. Stoneburn   37,335,465.000         796,783.000